Exhibit 99.2
McDonald's Corporation
Supplemental Information
Quarter and Year Ended December 31, 2015

SUPPLEMENTAL INFORMATION
The purpose of this exhibit is to provide additional information related to the results of McDonald's Corporation (the “Company”) for the quarter and year ended December 31, 2015. This exhibit should be read in conjunction with Exhibit 99.1.
In connection with the announcement in early May 2015 to restructure its global business, the Company changed its reporting segments, effective July 1, 2015, from a geographic focus to segments each of which combines markets with similar characteristics and opportunities for growth, as follows:

•	U.S. - the Company's largest segment. This segment did not change as a result of the new reporting structure.

•	International Lead Markets - established markets including Australia, Canada, France, Germany, the U.K. and related markets.

•
High Growth Markets - markets we believe have relatively higher restaurant expansion and franchising potential including China, Italy, Korea, Poland, Russia, Spain, Switzerland, the Netherlands and related markets.

•
Foundational Markets & Corporate - the remaining markets in the McDonald's system, each of which we believe has the potential to operate under a largely franchised model. Corporate activities are also reported within this segment.

On September 18, 2015, the Company issued segment summary financial information and segment historical data in accordance with its new reporting structure for the previously reported years ended 2010 through 2014 and quarters ended March 31, 2014 through June 30, 2015.

Impact of Foreign Currency Translation
While changes in foreign currency exchange rates affect reported results, McDonald's mitigates exposures, where practical, by purchasing goods and services in local currencies, financing in local currencies and hedging certain foreign-denominated cash flows. Management reviews and analyzes business results excluding the effect of foreign currency translation and bases incentive compensation plans on these results, because the Company believes this better represents its underlying business trends. Results excluding the effect of foreign currency translation (also referred to as constant currency) are calculated by translating current year results at prior year average exchange rates.
IMPACT OF FOREIGN CURRENCY TRANSLATION
Dollars in millions, except per share data

			Currency Translation Benefit/ (Cost)

Quarters Ended December 31,	2015	2014	2015
Revenues	$6,341.3	$6,572.2	$(543.7)
Company-operated margins	611.6	620.0	(60.1)
Franchised margins	1,894.9	1,854.1	(129.7)
Selling, general & administrative expenses	675.1	662.5	33.6
Operating income	1,880.4	1,751.7	(153.5)
Net income	1,206.2	1,097.5	(98.1)
Earnings per share-diluted	$1.31	$1.13	$(0.11)

			Currency Translation Benefit/ (Cost)

Years Ended December 31,	2015	2014	2015
Revenues	$25,413.0	$27,441.3	$(2,829.1)
Company-operated margins	2,511.4	2,881.0	(331.0)
Franchised margins	7,277.8	7,574.7	(625.7)
Selling, general & administrative expenses	2,434.3	2,487.9	158.1
Operating income	7,145.5	7,949.2	(770.7)
Net income	4,529.3	4,757.8	(472.8)
Earnings per share-diluted	$4.80	$4.82	$(0.50)
The impact of foreign currency translation on consolidated operating results for the quarter and year reflected the strengthening of the U.S. Dollar against the Euro, Australian Dollar, Russian Ruble and most other currencies.

Net Income and Diluted Earnings per Share
For the quarter, net income increased 10% (19% in constant currencies) to $1,206.2 million, and diluted earnings per share increased 16% (26% in constant currencies) to $1.31. Foreign currency translation had a negative impact of $0.11 on diluted earnings per share.
For the year, net income decreased 5% (increased 5% in constant currencies) to $4,529.3 million, and diluted earnings per share was flat (increased 10% in constant currencies) at $4.80. Foreign currency translation had a negative impact of $0.50 on diluted earnings per share.
Results for the quarter and year benefited from higher franchised margins and a gain on sale of property in the U.S., partly offset by strategic charges, primarily related to goodwill impairment and other asset write-offs in conjunction with the Company's refranchising initiatives, restructuring and incremental restaurant closings. The gain on sale of property in the U.S. and strategic charges had a positive net impact on diluted earnings per share of $0.03 for the quarter and a negative net impact on diluted earnings per share of $0.18 for the year.
For both periods, results benefited from comparison to the prior year's charges related to certain foreign tax matters and the China supplier issue. These items had a negative impact on diluted earnings per share of $0.13 and $0.54 in the quarter and year ended December 31, 2014, respectively.
Excluding the impact of these current and prior year items, earnings per share in constant currencies would have increased $0.13 or 10% for the quarter and $0.12 or 2% for the year.
For both periods, diluted earnings per share benefited from a decrease in diluted weighted average shares outstanding due to share repurchases.
During the quarter, the Company repurchased 13.6 million shares of its stock for $1.5 billion, bringing total purchases for the year to 61.7 million shares or $6.2 billion. In addition, the Company paid a quarterly dividend of $0.89 per share, or $813.9 million, bringing the total dividends paid for the year to $3.2 billion.

Revenues
Revenues consist of sales by Company-operated restaurants and fees from restaurants operated by franchisees. Revenues from conventional franchised restaurants include rent and royalties based on a percent of sales along with minimum rent payments and initial fees. Revenues from franchised restaurants that are licensed to affiliates and developmental licensees include a royalty based on a percent of sales and generally include initial fees.
The Company is accelerating the pace of refranchising to optimize its restaurant ownership mix, generate more stable and predictable revenue and cash flow streams, and operate with a less resource-intensive structure. The shift to a greater percentage of franchised restaurants negatively impacts consolidated revenues as Company-operated sales are replaced by franchised sales, where the Company receives rent and/or royalty revenue based on a percentage of sales.
REVENUES
Dollars in millions

Quarters Ended December 31,	2015	2014	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$1,071.8	$1,079.7	(1)%	(1)%
International Lead Markets	1,192.5	1,335.8	(11)	(1)
High Growth Markets	1,271.0	1,349.0	(6)	7
Foundational Markets & Corporate	494.9	532.2	(7)	8
Total	$4,030.2	$4,296.7	(6)%	3%

Franchised revenues
U.S.	$1,145.5	$1,066.1	7%	7%
International Lead Markets	723.1	757.9	(5)	8
High Growth Markets	187.4	189.8	(1)	9
Foundational Markets & Corporate	255.1	261.7	(3)	14
Total	$2,311.1	$2,275.5	2%	9%

Total revenues
U.S.	$2,217.3	$2,145.8	3%	3%
International Lead Markets	1,915.6	2,093.7	(9)	3
High Growth Markets	1,458.4	1,538.8	(5)	7
Foundational Markets & Corporate	750.0	793.9	(6)	10
Total	$6,341.3	$6,572.2	(4)%	5%

Years Ended December 31,	2015	2014	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
Company-operated sales
U.S.	$4,198.4	$4,351.3	(4)%	(4)%
International Lead Markets	4,798.4	5,443.0	(12)	1
High Growth Markets	5,441.5	6,071.5	(10)	6
Foundational Markets & Corporate	2,050.0	2,303.5	(11)	5
Total	$16,488.3	$18,169.3	(9)%	2%

Franchised revenues
U.S.	$4,360.5	$4,299.7	1%	1%
International Lead Markets	2,816.5	3,101.5	(9)	6
High Growth Markets	731.3	773.7	(5)	9
Foundational Markets & Corporate	1,016.4	1,097.1	(7)	10
Total	$8,924.7	$9,272.0	(4)%	5%

Total revenues
U.S.	$8,558.9	$8,651.0	(1)%	(1)%
International Lead Markets	7,614.9	8,544.5	(11)	3
High Growth Markets	6,172.8	6,845.2	(10)	6
Foundational Markets & Corporate	3,066.4	3,400.6	(10)	7
Total	$25,413.0	$27,441.3	(7)%	3%

•
Revenues: Revenues decreased 4% (increased 5% in constant currencies) for the quarter and decreased 7% (increased 3% in constant currencies) for the year. The constant currency increase for both periods reflected the benefit from positive comparable sales. For the year, expansion also contributed to the revenue growth.

•	U.S.: The increase in revenues for the quarter was due to positive comparable sales. Refranchising had a negative impact on revenue growth in both periods.

•
International Lead Markets: The increase in constant currency revenues for the quarter and year was due to positive comparable sales performance, primarily in U.K., Australia and Canada, partly offset by the impact of refranchising.

•	High Growth Markets: The increase in constant currency revenues for the quarter and year was due to positive comparable sales and expansion, primarily in Russia and China.
Comparable sales is a key performance indicator used within the retail industry and is reviewed by management to assess business trends. Increases or decreases in comparable sales represent the percent change in constant currency sales from the same period in the prior year for all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed. Comparable sales are driven by changes in guest counts and average check, which is affected by changes in pricing and product mix. Typically, pricing has a greater impact on average check than product mix.
COMPARABLE SALES AND GUEST COUNTS

	Comparable Sales				Comparable Guest Counts
	Increase/ (Decrease)				Increase/ (Decrease)*
	Quarters Ended		Years Ended		Years Ended
	December 31,		December 31,		December 31,
	2015	2014	2015	2014	2015	2014
U.S.	5.7%	(1.7)%	0.5%	(2.1)%	(3.0)%	(4.1)%
International Lead Markets	4.2	1.3	3.4	0.8	1.0	(1.2)
High Growth Markets	3.0	(4.2)	1.8	(2.8)	(2.2)	(2.9)
Foundational Markets & Corporate	5.9	(0.1)	0.7	(0.1)	(3.7)	(4.8)
Total	5.0%	(0.9)%	1.5%	(1.0)%	(2.3)%	(3.6)%

*
Comparable guest counts represent the number of transactions at all restaurants, whether operated by the Company or by franchisees, in operation at least thirteen months, including those temporarily closed.

The following tables present Systemwide sales growth rates and franchised sales. Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees. While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company's financial performance, because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.
SYSTEMWIDE SALES

	Quarter Ended		Year Ended
	December 31, 2015		December 31, 2015
	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	6%	6%	1%	1%
International Lead Markets	(6)	6	(10)	5
High Growth Markets	(4)	8	(7)	8
Foundational Markets & Corporate	(8)	8	(13)	3
Total	(1)%	6%	(6)%	3%
FRANCHISED SALES
Dollars in millions

Quarters Ended December 31,	2015	2014	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$8,249.1	$7,724.2	7%	7%
International Lead Markets	4,154.8	4,376.5	(5)	8
High Growth Markets	1,117.1	1,131.8	(1)	9
Foundational Markets & Corporate	3,501.8	3,808.3	(8)	8
Total*	$17,022.8	$17,040.8	0%	7%
Years Ended December 31,	2015	2014	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$31,638.8	$31,095.7	2%	2%
International Lead Markets	16,313.4	17,921.5	(9)	6
High Growth Markets	4,525.0	4,678.0	(3)	10
Foundational Markets & Corporate	13,749.1	15,922.1	(14)	3
Total*	$66,226.3	$69,617.3	(5)%	4%

*
Sales from developmental licensed restaurants and foreign affiliated markets where the Company earns a royalty based on a percent of sales totaled $3,071.3 million and $3,330.0 million for the quarters 2015 and 2014, respectively, and $12,181.4 million and $13,940.8 million for the year 2015 and 2014, respectively. Results for both periods were impacted by weaker currencies in Latin America and Japan. The year was also impacted by negative comparable sales in Japan. The remaining balance of franchised sales is derived from conventional franchised restaurants where the Company earns rent and royalties based primarily on a percent of sales.

Restaurant Margins
FRANCHISED AND COMPANY-OPERATED RESTAURANT MARGINS
Dollars in millions

	Percent		Amount			Inc/ (Dec) Excluding Currency Translation
Quarters Ended December 31,	2015	2014	2015	2014	Inc/ (Dec)

Franchised
U.S.	83.3%	82.6%	$953.7	$880.4	8%	8%
International Lead Markets	80.4	80.3	581.4	608.7	(4)	8
High Growth Markets	71.4	71.5	133.7	135.7	(1)	9
Foundational Markets & Corporate	88.6	87.6	226.1	229.3	(1)	15
Total	82.0%	81.5%	$1,894.9	$1,854.1	2%	9%
Company-operated
U.S.	16.0%	17.2%	$171.6	$185.2	(7)%	(7)%
International Lead Markets	20.3	19.9	241.5	266.1	(9)	1
High Growth Markets	10.4	8.8	131.9	118.1	12	30
Foundational Markets & Corporate	13.5	9.5	66.6	50.6	32	53
Total	15.2%	14.4%	$611.6	$620.0	(1)%	8%

	Percent		Amount			Inc/ (Dec) Excluding Currency Translation
Years Ended December 31,	2015	2014	2015	2014	Inc/ (Dec)

Franchised
U.S.	82.7%	83.1%	$3,605.8	$3,572.2	1%	1%
International Lead Markets	80.0	80.1	2,254.4	2,485.8	(9)	6
High Growth Markets	71.1	71.7	519.6	554.5	(6)	7
Foundational Markets & Corporate	88.3	87.7	898.0	962.2	(7)	11
Total	81.5%	81.7%	$7,277.8	$7,574.7	(4)%	4%
Company-operated
U.S.	15.1%	17.4%	$632.1	$756.1	(16)%	(16)%
International Lead Markets	20.0	19.8	961.4	1,080.3	(11)	2
High Growth Markets	12.1	12.9	658.5	780.3	(16)	3
Foundational Markets & Corporate	12.7	11.5	259.4	264.3	(2)	15
Total	15.2%	15.9%	$2,511.4	$2,881.0	(13)%	(1)%

•
Franchised: Franchised margin dollars increased $40.8 million or 2% (9% in constant currencies) for the quarter and decreased $296.9 million or 4% (increased 4% in constant currencies) for the year. The constant currency increase for both periods was due to positive comparable sales performance, expansion and refranchising.

•	U.S.: The increase in the franchised margin percent for the quarter was due to positive comparable sales performance. The decrease for the year was due to higher occupancy costs.

•
International Lead Markets: The franchised margin percent for the quarter and year reflected the benefit from positive comparable sales performance and the negative impact from higher lease expense and refranchising.

•	High Growth Markets: The decrease in the franchised margin percent for the quarter and year was primarily due to a negative impact from refranchising.
Refranchising may have a dilutive effect on the franchised margin percent, but results in higher franchised margin dollars.

•
Company-operated: Company-operated margin dollars decreased $8.4 million or 1% (increased 8% in constant currencies) for the quarter and decreased $369.6 million or 13% (1% in constant currencies) for the year.

•
U.S.: The decrease in the Company-operated margin percent for the quarter and year was primarily due to the incremental investment in wages and benefits for eligible Company-operated restaurant employees, effective July 1, 2015, designed to improve restaurant performance and enhance our employer brand. Both periods benefited from positive comparable sales performance.

•
International Lead Markets: The increase in the Company-operated margin percent for the quarter and year was due to higher comparable sales and the result of refranchising efforts, partly offset by higher labor and occupancy costs.

•
High Growth Markets: The Company-operated margin percent increased for the quarter and decreased for the year. Both periods benefited from recovery in China from the prior year's supplier issue and were negatively impacted by currency and inflationary pressures in Russia. Higher labor and occupancy costs across the segment also pressured margins for both periods.

The following table presents Company-operated restaurant margin components as a percent of sales.
CONSOLIDATED COMPANY-OPERATED RESTAURANT EXPENSES AND MARGINS AS A PERCENT OF SALES

	Quarters Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Food & paper	33.2%	34.1%	33.7%	33.7%
Payroll & employee benefits	27.2	26.4	26.7	26.2
Occupancy & other operating expenses	24.4	25.1	24.4	24.2
Total expenses	84.8%	85.6%	84.8%	84.1%
Company-operated margins	15.2%	14.4%	15.2%	15.9%

Selling, General & Administrative Expenses
SELLING, GENERAL & ADMINISTRATIVE EXPENSES
Dollars in millions

Years Ended December 31,	2015	2014	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$766.2	$772.3	(1)%	(1)%
International Lead Markets	533.9	621.2	(14)	(1)
High Growth Markets	325.8	388.7	(16)	(5)
Foundational Markets & Corporate	808.4	705.7	15	20
Total	$2,434.3	$2,487.9	(2)%	4%

•
Selling, general and administrative expenses decreased $53.6 million or 2% (increased 4% in constant currencies) for the year. The constant currency increase was due to higher incentive-based compensation costs reflecting improved performance. This was partly offset by lower employee-related costs resulting from the Company's recent restructuring initiatives.

•
For the year, selling, general and administrative expenses as a percent of revenues increased to 9.6% for 2015 compared with 9.1% for 2014, and as a percent of Systemwide sales increased to 2.9% for 2015 compared with 2.8% for 2014, partly reflecting higher incentive-based compensation and weaker foreign currencies that are having a larger impact on revenues and sales.

•
In connection with the Company's change in reporting segments, effective July 1, 2015, the Company provided historical segment summary financial information in accordance with its new reporting structure. As a result of the re-categorization of all markets from the prior geographic segments into the new segments, historical market support expenses outside the U.S. were reallocated from the prior geographic segments into the new international segments. Beginning July 1, 2015, the Company centralized certain market support expenses previously incurred by the geographic segments into Corporate. As a result, these expenses were included in the segment results prior to July 1, 2015 and in Corporate results subsequent to that date.

Other Operating (Income) Expense, Net
OTHER OPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Gains on sales of restaurant businesses	$(61.8)	$(60.4)	$(145.9)	$(137.4)
Equity in earnings of unconsolidated affiliates	50.9	14.6	146.8	8.9
Asset dispositions and other (income) expense, net	(112.0)	86.6	(26.6)	108.2
Impairment and other charges	73.9	19.1	235.1	38.9
Total	$(49.0)	$59.9	$209.4	$18.6

•	Equity in earnings of unconsolidated affiliates decreased for the quarter and year primarily due to weaker results in Japan, including the decision to close under-performing restaurants.

•
Asset dispositions and other (income) expense, net for both the quarter and year benefited primarily from a $135 million gain on sale of property in the U.S. Results for the year were negatively impacted by asset write-offs resulting from the decision to close under-performing restaurants, mostly in the U.S. and China.

•
Impairment and other charges for both the quarter and year reflected strategic charges related to goodwill and other asset write-offs in conjunction with the Company's refranchising initiative in certain Foundational markets and global restructuring charges. For the fourth quarter and year 2014, impairment and other charges primarily reflected certain costs associated with the supplier issue in China.

Operating Income
OPERATING INCOME
Dollars in millions

Quarters Ended December 31,	2015	2014	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$1,052.3	$806.8	30%	30%
International Lead Markets	701.0	735.1	(5)	8
High Growth Markets	201.8	158.7	27	45
Foundational Markets & Corporate	(74.7)	51.1	n/m	n/m
Total	$1,880.4	$1,751.7	7%	16%
Years Ended December 31,	2015	2014	Inc/ (Dec)	Inc/ (Dec) Excluding Currency Translation
U.S.	$3,612.0	$3,522.5	3%	3%
International Lead Markets	2,712.6	3,034.5	(11)	4
High Growth Markets	841.1	933.9	(10)	9
Foundational Markets & Corporate	(20.2)	458.3	n/m	(74)
Total	$7,145.5	$7,949.2	(10)%	0%
n/m Not meaningful

•	Operating Income: Operating income increased $128.7 million or 7% (16% in constant currencies) for the quarter and decreased $803.7 million or 10% (flat in constant currencies) for the year.

•
U.S.: The increase in operating income for the quarter and year was due primarily to a gain on sale of property and higher franchised margin dollars, partly offset by lower company-operated margin dollars reflecting higher costs associated with the incremental investment in wages and benefits for eligible Company-operated restaurant employees, effective July 1, 2015. In addition, the year was negatively impacted by restructuring and restaurant closing charges.

•
International Lead Markets: The constant currency operating income increase for the quarter and year was due primarily to higher franchised margin dollars, benefiting from positive comparable sales performance.

•
High Growth Markets: The constant currency operating income increase for the quarter and year reflected recovery from the 2014 supplier issue in China and higher franchised margin dollars. In addition, the year was negatively impacted by restaurant closing charges.

•
Foundational Markets and Corporate: The constant currency operating income decrease for the quarter and year was due to strategic charges across the segment and weaker results in Japan, as well as higher Corporate selling, general and administrative expenses, including the centralization of certain costs.

•
Combined Operating Margin: Combined operating margin is defined as operating income as a percent of total revenues. Combined operating margin was 28.1% and 29.0% for the years 2015 and 2014, respectively.

Interest Expense

•
Interest expense increased 18% (21% in constant currencies) for the quarter and increased 11% (16% in constant currencies) for the year primarily due to higher average debt balances, partly offset by lower interest rates and weaker foreign currencies.

Nonoperating (Income) Expense, Net
NONOPERATING (INCOME) EXPENSE, NET
Dollars in millions

	Quarters Ended December 31,		Years Ended December 31,
	2015	2014	2015	2014
Interest income	$(2.3)	$(3.4)	$(9.5)	$(19.7)
Foreign currency and hedging activity	(10.4)	8.3	(56.0)	19.7
Other (income) expense, net	1.4	(3.0)	17.0	0.8
Total	$(11.3)	$1.9	$(48.5)	$0.8

Income Taxes

•
The effective income tax rate was 29.5% and 31.2% for the quarters 2015 and 2014 and 30.9% and 35.5% for the years 2015 and 2014, respectively. The 2014 effective income tax rate for the quarter and year included a change in tax reserves for 2003-2008 resulting from an unfavorable lower tax court ruling in a foreign tax jurisdiction, as well as the impact of changes in tax reserves related to audit progression in other foreign tax jurisdictions. Excluding this impact, the effective income tax rate would have been 31.4% for the full-year 2014.

Outlook
While the Company does not provide specific guidance on earnings per share, the following global and certain segment-specific information is provided to assist in forecasting the Company’s future results.

•
Changes in Systemwide sales are driven by comparable sales and net restaurant unit expansion. The Company expects net restaurant additions to add approximately 1 percentage point to 2016 Systemwide sales growth (in constant currencies).

•
The Company does not generally provide specific guidance on changes in comparable sales. However, as a perspective, assuming no change in cost structure, a 1 percentage point change in comparable sales for either the U.S. or the International Lead segment would change annual diluted earnings per share by about 4 cents.

•
With about 75% of McDonald's grocery bill comprised of 10 different commodities, a basket of goods approach is the most comprehensive way to look at the Company's commodity costs. For the full-year 2016, costs for the total basket of goods are expected to decrease about 1-2% in the U.S. and remain relatively flat in the International Lead segment.

•
The Company expects full-year 2016 selling, general and administrative expenses to decrease about 1-2% in constant currencies, with fluctuations expected between the quarters. This includes expenses associated with our Worldwide Owner/Operator Convention in second quarter 2016 and sponsorship of the Summer Olympic games in third quarter 2016.

•
Based on current interest and foreign currency exchange rates, the Company expects interest expense for the full-year 2016 to increase about 40-45% compared with 2015 due to higher average debt balances.

•
A significant part of the Company's operating income is generated outside the U.S., and about 30% of its total debt is denominated in foreign currencies. Accordingly, earnings are affected by changes in foreign currency exchange rates, particularly the Euro, British Pound, Australian Dollar and Canadian Dollar. Collectively, these currencies represent approximately 70% of the Company's operating income outside the U.S. If all four of these currencies moved by 10% in the same direction, the Company's annual diluted earnings per share would change by up to 25 cents.

•
The Company expects the effective income tax rate for the full-year 2016 to be in the 31%-33% range. Some volatility may be experienced between the quarters resulting in a quarterly tax rate outside of the annual range.

•
The Company expects capital expenditures for 2016 to be approximately $2.0 billion, about half of which will be used to open new restaurants. The Company expects to open about 1,000 restaurants, including about 400 restaurants in affiliated and developmental-licensee markets where the Company does not fund any capital expenditures. The Company expects net additions of about 500 restaurants. The remaining capital will be used to reinvest in existing locations.

•
The Company plans to optimize its capital structure and expects to return about $30 billion to shareholders for the three-year period ending 2016. The cumulative return for the two years ended 2015 was nearly $16 billion, leaving about $14 billion to be completed in 2016. Some of this remaining amount will be funded by issuing additional debt, of which approximately $6 billion was issued in the fourth quarter 2015. To support this initiative, the Company's Board approved a new share repurchase program in December 2015 that authorizes the purchase of up to $15 billion of the Company's outstanding common stock.

Long-term

•
The Company expects to refranchise about 4,000 restaurants through 2018 with a long-term goal to become 95% franchised. The majority of the refranchising will take place in the High Growth and Foundational markets. During 2015, we refranchised about 470 restaurants.

•
The Company expects to realize net annual G&A savings of about $500 million from our G&A base of $2.6 billion at the beginning of 2015, the vast majority of which is expected to be realized by the end of 2017. These savings will be realized through our refranchising efforts, streamlining across corporate, segment and market organizations, primarily in non-customer facing functions, and realizing greater efficiencies in the Company's Global Business Services platform. This target excludes the impact of foreign currency changes. We expect to realize a cumulative total of about $150 million in savings by the end of 2016, with about half of these savings already achieved in 2015.

•	In connection with executing against our refranchising and G&A targets, we may incur incremental strategic charges associated with asset dispositions and restructuring.

Restaurant Information
SYSTEMWIDE RESTAURANTS

At December 31,	2015	2014	Inc/ (Dec)
U.S.*	14,259	14,350	(91)

International Lead Markets
Germany*	1,478	1,477	1
Canada*	1,443	1,440	3
France	1,384	1,342	42
United Kingdom	1,261	1,241	20
Australia	955	943	12
Other	281	274	7
Total International Lead Markets	6,802	6,717	85

High Growth Markets
China	2,223	2,142	81
Russia	541	486	55
Italy	531	510	21
Spain	497	481	16
Korea	434	396	38
Other	1,040	1,016	24
Total High Growth Markets	5,266	5,031	235

Foundational Markets & Corporate
Japan*	2,956	3,093	(137)
Brazil	883	865	18
Philippines	481	457	24
Taiwan	405	414	(9)
Other	5,473	5,331	142
Total Foundational Markets & Corporate	10,198	10,160	38

Systemwide restaurants	36,525	36,258	267

Countries	119	119	0

*	Reflected the following satellites: At December 31, 2015 - U.S. 850, Germany 201, Japan 549, Canada 414; At December 31, 2014 - U.S. 919, Germany 204, Japan 590, Canada 417.

SYSTEMWIDE RESTAURANTS BY TYPE

At December 31,	2015	2014	Inc/ (Dec)
U.S.
Conventional franchised	12,899	12,836	63
Company-operated	1,360	1,514	(154)
Total U.S.	14,259	14,350	(91)

International Lead Markets
Conventional franchised	5,556	5,367	189
Developmental licensed	17	14	3
Total Franchised	5,573	5,381	192
Company-operated	1,229	1,336	(107)
Total International Lead Markets	6,802	6,717	85

High Growth Markets
Conventional franchised	1,668	1,503	165
Developmental licensed	477	411	66
Foreign affiliated	282	285	(3)
Total Franchised	2,427	2,199	228
Company-operated	2,839	2,832	7
Total High Growth Markets	5,266	5,031	235

Foundational Markets & Corporate
Conventional franchised	1,024	1,068	(44)
Developmental licensed	5,035	4,803	232
Foreign affiliated	3,123	3,257	(134)
Total Franchised	9,182	9,128	54
Company-operated	1,016	1,032	(16)
Total Foundational Markets & Corporate	10,198	10,160	38

Systemwide
Conventional franchised	21,147	20,774	373
Developmental licensed	5,529	5,228	301
Foreign affiliated	3,405	3,542	(137)
Total Franchised	30,081	29,544	537
Company-operated	6,444	6,714	(270)
Total Systemwide	36,525	36,258	267

Risk Factors and Cautionary Statement Regarding Forward-Looking Statements
The information in this report includes forward-looking statements about future events and circumstances and their effects upon revenues, expenses and business opportunities. Generally speaking, any statement in this report not based upon historical fact is a forward-looking statement. Forward-looking statements can also be identified by the use of forward-looking words, such as “may,” “will,” “expect,” “believe” and “plan” or similar expressions. In particular, statements regarding our plans, strategies, prospects and expectations regarding our business and industry are forward-looking statements. They reflect our expectations, are not guarantees of performance and speak only as of the date of this report. Except as required by law, we do not undertake to update them. Our expectations (or the underlying assumptions) may change or not be realized, and you should not rely unduly on forward-looking statements. Our business results are subject to a variety of risks, including those that are reflected in the following considerations and factors, as well as elsewhere in our filings with the SEC. If any of these considerations or risks materialize, our expectations may change and our performance may be adversely affected.
If we do not successfully design and execute our business strategies, we may not be able to increase revenues or market share.
To drive future results, our business strategies must be effective in achieving market share gains while at the same time delivering operating income growth. Whether we successfully execute these strategies depends mainly on our System’s ability to:

•	Continue to innovate and differentiate in all aspects of the McDonald’s experience in a way that balances value to our customers with profitability;

•	Reinvest in our restaurants and identify and develop restaurant sites consistent with our System’s plans for net growth of System-wide restaurants;

•	Provide clean and friendly environments that deliver a consistent McDonald's experience and demonstrate high service levels;

•	Drive restaurant improvements that achieve optimal capacity, particularly during peak mealtime hours; and

•	Manage the complexity of our restaurant operations.
If we are delayed or unsuccessful in executing our strategies, or if our strategies do not yield the desired results, our business, financial condition and results of operations may suffer.
The implementation of our turnaround plans may intensify the risks we face and may not be successful in driving improved performance.
Our turnaround plans include restructuring market segments, optimizing restaurant ownership mix through accelerated refranchising, delivering cost savings and enhancing financial value through increased leverage. Implementing those actions will intensify the existing risks we face in our business, including risks associated with franchising and risks associated with our credit ratings. Further, if those actions are not successful, take longer to complete than initially projected, or are not executed effectively, our business operations and financial results could be adversely affected.
We face intense competition in our markets, which could hurt our business.
We compete primarily in the “informal eating out” (IEO) segment, which is highly competitive. We are facing sustained, intense competition from both traditional and other competitors, which include many non-traditional market participants such as convenience stores and coffee shops. In addition, in recent periods we have experienced emerging and growing competition from the fast casual category of restaurants. We expect our environment to continue to be highly competitive and in any particular reporting period our results may be impacted by new actions of our competitors, which may have a short- or long-term impact on our results.
We compete on the basis of product choice, quality, affordability, service and location. In particular, we believe our ability to compete successfully in the current market environment depends on our ability to improve existing products, develop new products, price our products appropriately, manage the complexity of our restaurant operations and respond effectively to our competitors’ actions. Recognizing these dependencies, we have intensified our focus in recent periods on strategies to achieve these goals, including the turnaround plans described above, and we will likely continue to modify our strategies and implement new strategies in the future. There can be no assurance these strategies will be effective, and some strategies may be effective at improving some metrics while adversely affecting other metrics.
If we do not anticipate and address evolving consumer preferences, our business could suffer.
Our continued success depends on our System’s ability to anticipate and respond effectively to continuously shifting consumer demographics, trends in food sourcing, food preparation and consumer preferences in the IEO segment. We must continuously adapt to deliver a relevant experience for our customers amidst a highly competitive, value-driven operating environment. We continue to implement initiatives to address these shifts at an aggressive pace. There is no assurance that these initiatives will be successful and, if they are not, our financial results could be adversely impacted.

If our pricing, promotional and marketing plans are not effective, our results may be negatively impacted.
Our results depend on the impact of our pricing, promotional and marketing plans and our System’s ability to adjust these plans to respond quickly to economic and competitive conditions. Our existing or future pricing strategies and the value proposition they represent will continue to be important components of our overall plan, may not be successful and could negatively impact sales and margins. The promotion of our menu offerings may yield results below desired levels.
Additionally, we operate in an increasingly complex and costly advertising environment. Our marketing and advertising programs may not be successful and we may fail to attract and retain customers. We have increased our emphasis on digital offerings and customer loyalty initiatives, and our success depends in part on whether we can effectively execute such offerings and initiatives in a way that will enhance customer engagement. If our pricing, promotional and marketing plans are not successful, or are not as successful as those of our competitors, our sales, guest counts and market share could decrease.
Failure to preserve the value and relevance of our brand could have a negative impact on our financial results.
To be successful in the future, we believe we must preserve, enhance and leverage the value of our brand. Brand value is based in part on consumer perceptions on a variety of factors, including the nutritional content and preparation of our food, our business practices and the manner in which we source the commodities we use. Consumer acceptance of our offerings is subject to change for a variety of reasons. For example, nutritional, health and other scientific studies and conclusions, which constantly evolve and often have contradictory implications, drive popular opinion, litigation and regulation (including initiatives intended to drive consumer behavior) in ways that affect the IEO segment or perceptions of our brand and could be material to our business. Perceptions may also be affected by third parties presenting or promoting adverse commentary or perceptions of the quick-service category of the IEO segment, our brand and/or our operations, our suppliers or our franchisees. If we are unsuccessful in addressing such adverse commentary or perceptions, our brand and our financial results may suffer.
Additionally, the ongoing relevance of our brand may depend on the success of our sustainability initiatives to support our brand ambition of good food, good people and good neighbor, which will require System-wide coordination and alignment. If we are not effective in achieving our stated sustainability goals and addressing these and other matters of social responsibility in a way that inspires trust and confidence, trust in our brand could suffer. In particular, business incidents that erode consumer trust, particularly if such incidents receive considerable publicity or result in litigation, can significantly reduce brand value and have a negative impact on our financial results.
Unfavorable general economic conditions could adversely affect our business and financial results.
Our results of operations are substantially affected by economic conditions, which can vary significantly by market and can impact consumer disposable income levels and spending habits. Economic conditions can also be impacted by a variety of factors including hostilities, epidemics and actions taken by governments to manage national economic matters, whether through austerity or stimulus measures and initiatives intended to control wages, unemployment, credit availability, inflation, taxation and other economic drivers. Many major economies, both advanced and developing, continue to face weak economies, high unemployment rates and other ongoing economic issues. Continued adverse economic conditions or adverse changes in economic conditions in our markets could pressure our operating performance, and our business and financial results may suffer.
Supply chain interruptions may increase costs or reduce revenues.
We depend on the effectiveness of our supply chain management to assure reliable and sufficient product supply, including on favorable terms. The products we sell are sourced from a wide variety of suppliers in countries around the world. Supply chain interruptions, including due to lack of supply or price increases, can adversely affect us or the suppliers and franchisees that are also part of our System and whose performance has a significant impact on our results. Such shortages or disruptions could be caused by factors beyond the control of our suppliers or us, including inclement weather, natural disasters, increased demand, labor disputes, problems in production or distribution, disruptions in third party logistics or transportation systems, the inability of our suppliers to obtain credit, or food safety warnings or advisories. If we experience interruptions in our supply chain, our costs could increase and it could limit the availability of products critical to our operations.
Food safety concerns may have an adverse effect on our business.
Our ability to increase sales and profits depends on our System’s ability to meet expectations for safe food and on our ability to manage the potential impact on McDonald’s of food-borne illnesses and food or product safety issues that may arise in the future. Food safety is a top priority, and we dedicate substantial resources to ensure that our customers enjoy safe food products. However, food safety events, including instances of food-borne illness, have occurred in the food industry in the past, and could occur in the future. In 2014, food quality issues were discovered at a supplier to McDonald’s and other food companies in China. As a consequence of this issue, results in China, Japan and certain other markets were negatively impacted due to lost sales and profitability, including expenses associated with rebuilding customer trust. Any future instances of food tampering, food contamination or food-borne illness, whether actual or perceived, could adversely affect our brand and reputation as well as our revenues and profits.

Our franchise business model presents a number of risks.
Our success relies in part on the financial success and cooperation of our franchisees, yet we have limited influence over their operations. Our restaurant margins arise from two sources: company-operated restaurants and franchised restaurants. Our franchisees manage their businesses independently, and therefore are responsible for the day-to-day operation of their restaurants. The revenues we realize from franchised restaurants are largely dependent on the ability of our franchisees to grow their sales. Our franchisees may not experience sales growth, and our revenues and margins could be negatively affected as a result. If sales trends worsen for franchisees, their financial results may deteriorate, which could result in, among other things, restaurant closures or delayed or reduced payments to us. Our refranchising effort will increase that dependence and the effect of those factors.
Our success also depends on the willingness and ability of our independent franchisees to implement major initiatives, which may include financial investment, and to remain aligned with us on operating, promotional and capital-intensive reinvestment plans. The ability of our franchisees to contribute to the achievement of our plans is dependent in large part on the availability of funding at reasonable interest rates and may be negatively impacted by the financial markets in general or by the creditworthiness of our franchisees or the Company. Our operating performance could also be negatively affected if our franchisees experience food safety or other operational problems or project a brand image inconsistent with our values, particularly if our contractual and other rights and remedies are limited, costly to exercise or subject to litigation. If franchisees do not successfully operate restaurants in a manner consistent with our required standards, the brand’s image and reputation could be harmed, which in turn could hurt our business and operating results.
Our ownership mix also affects our results and financial condition. The decision to own restaurants or to operate under franchise or license agreements is driven by many factors whose interrelationship is complex and changing. Our ability to achieve the benefits of our refranchising strategy, which involves a shift to a greater percentage of franchised restaurants, in a timely manner or at all, will depend on various factors, including our ability to timely and effectively identify franchisees that meet our rigorous standards, the performance of our existing franchisees, whether the resulting ownership mix supports our financial objectives and our ability to manage risks associated with our refranchising strategy.
Changes in commodity and other operating costs could adversely affect our results of operations.
The profitability of our company-operated restaurants depends in part on our ability to anticipate and react to changes in commodity costs, including food, paper, supply, fuel, utilities, distribution and other operating costs. Any volatility in certain commodity prices could adversely affect our operating results by impacting restaurant profitability. The commodity market for some of the ingredients we use, such as beef and chicken, is particularly volatile and is subject to significant price fluctuations due to seasonal shifts, climate conditions, industry demand, international commodity markets, food safety concerns, product recalls, government regulation and other factors, all of which are beyond our control and, in many instances, unpredictable. We can only partially address future price risk through hedging and other activities, and therefore increases in commodity costs could have an adverse impact on our profitability.
The global scope of our operations subjects us to risks that could negatively affect our business.
We face differing cultural, regulatory and economic environments that exist within and among the more than 100 countries where McDonald’s restaurants operate, and our ability to achieve our business objectives depends on our success in these environments. Meeting customer expectations is complicated by the risks inherent in our global operating environment, and our global success is partially dependent on our System’s ability to leverage operating successes across markets. Our initiatives may not have broad appeal with our customer base and could drive unanticipated changes in customer perceptions and guest counts.
Disruptions in our operations or price volatility in a market can also result from governmental actions, such as price, foreign exchange or import-export controls, increased tariffs, government-mandated closure of our or our suppliers’ operations and asset seizures. The cost and disruption of responding to governmental investigations or actions, whether or not they have merit, may impact our results. Our international success depends in part on the effectiveness of our strategies and brand-building initiatives to reduce our exposure to such governmental actions. Our results of operations and financial condition are also affected by fluctuations in currency exchange rates, which may adversely affect reported earnings.
Additionally, we face challenges and uncertainties associated with operating in developing markets, which may entail a relatively higher risk of political instability, economic volatility, crime, corruption and social and ethnic unrest. Such challenges are exacerbated in many cases by a lack of an independent and experienced judiciary and uncertainties in how local law is applied and enforced, including in areas most relevant to commercial transactions and foreign investment. If we are unable to effectively manage the risks associated with our international operations, it could have a material adverse effect on our business and financial condition.
Challenges with respect to talent management could harm our business.
Our success depends in part on our System’s ability to recruit and retain qualified personnel to work in our restaurants. Increased costs associated with recruiting and retaining such qualified personnel, whether because of the trend toward higher statutory minimum wages and social expenses or because of voluntary increases in wages necessitated by labor market conditions, could have a negative impact on the margins of our company-operated restaurants. Additionally, economic action, such as boycotts, protests, work stoppages or campaigns by labor organizations, could adversely affect (including the ability to recruit and retain talent) us or the franchisees and suppliers who are also part of the McDonald’s System and whose performance may have a material impact on our results.
We are also impacted by the costs and other effects of compliance with U.S. and international regulations affecting our workforce, which includes our staff and employees working in our company-operated restaurants. These regulations are increasingly focused on employment issues including wage and hour, healthcare, immigration, retirement and other employee benefits and unlawful workplace discrimination. Our potential exposure to reputational and other harm regarding our workplace practices or conditions or those of our independent franchisees or suppliers (or perceptions thereof) could have a negative impact on our business.
Information technology system failures or interruptions or breaches of network security may interrupt our operations.
We are increasingly reliant on technological systems (e.g., point-of-sale and other in-store systems or platforms) to conduct our business, including technology-enabled solutions provided to us by third parties; and any failure of these systems could significantly impact our operations and customer perceptions. Despite the implementation of security measures, those technology systems and solutions could become vulnerable to damage, disability or failures due to theft, fire, power loss, telecommunications failure or other catastrophic events. The third party solutions also present the risks faced by the third party’s business. If those systems or solutions were to fail or otherwise be unavailable, and we were unable to recover in a timely way, we could experience an interruption in our operations. We may also not fully realize the benefits of the significant investments we are making to enhance the customer experience through digital engagement and social media. Furthermore, security breaches involving our systems or those of third party providers may occur, such as unauthorized access, denial of service, computer viruses and other disruptive problems caused by hackers. Our information technology systems contain personal, financial and other information that is entrusted to us by our customers and employees as well as financial, proprietary and other confidential information related to our business. An actual or alleged security breach could result in system disruptions, shutdowns, theft or unauthorized disclosure of confidential information. The occurrence of any of these incidents could result in adverse publicity, loss of consumer confidence, reduced sales and profits, and criminal penalties or civil liabilities.
Increasing regulatory complexity may adversely affect restaurant operations and our financial results.
Our regulatory environment worldwide exposes us to complex compliance and similar risks that could affect our operations and results in material ways. In many of our markets, including the United States and countries in Europe, we are subject to increasing regulation, which has increased our cost of doing business. We are affected by the cost, compliance and other risks associated with the often conflicting and highly prescriptive regulations we face, including where inconsistent standards imposed by multiple governmental authorities can adversely affect our business and increase our exposure to litigation or governmental investigations or proceedings.
Our success depends in part on our ability to manage the impact of new, potential or changing regulations that can affect our business plans. These regulations may relate to, among others, product packaging, marketing and the nutritional content and safety of our food and other products, labeling and other disclosure practices, ordinary variations in food preparation among our own restaurants, and the need to rely on the accuracy and completeness of information from third-party suppliers (particularly given varying requirements and practices for testing and disclosure).
Additionally, we are keenly aware of and working to manage the risks and costs to us, our franchisees and our supply chain of the effects of climate change, greenhouse gases, energy and water resources. The increased public focus, including by governmental and nongovernmental organizations, on these and other environmental sustainability matters (e.g., packaging and waste, animal health and welfare, deforestation and land use) and the increased pressure to make commitments, set targets or establish additional goals and take actions to meet them, could expose us to market, operational and execution costs or risks. If we are unable to effectively manage the risks associated with our complex regulatory environment, it could have a material adverse effect on our business and financial condition.
We are subject to increasing legal complexity and could be party to litigation that could adversely affect us.
Increasing legal complexity will continue to affect our operations and results in material ways. We could be subject to legal proceedings that may adversely affect our business, including class actions, administrative proceedings, government investigations, employment and personal injury claims, landlord/tenant disputes, disputes with current or former suppliers, claims by current or former franchisees, and intellectual property claims (including claims that we infringed another party’s trademarks, copyrights, or patents). Inconsistent standards imposed by governmental authorities can adversely affect our business and increase our exposure to litigation.
Litigation involving our relationship with franchisees and the legal distinction between our franchisees and us for employment law purposes, if determined adversely, could increase costs, negatively impact the business prospects of our franchisees and subject us to incremental liability for their actions. Similarly, although our commercial relationships with our suppliers remain independent, there may be attempts to challenge that independence, which, if determined adversely, could also increase costs, negatively impact the business prospects of our suppliers, and subject us to incremental liability for their actions. We are also subject to the legal and compliance risks associated with privacy, data collection, protection and management, in particular as it relates to information we collect when we provide optional technology-related services to franchisees.

Our operating results could also be affected by the following:

•	The relative level of our defense costs, which vary from period to period depending on the number, nature and procedural status of pending proceedings;

•	The cost and other effects of settlements, judgments or consent decrees, which may require us to make disclosures or take other actions that may affect perceptions of our brand and products;

•
Adverse results of pending or future litigation, including litigation challenging the composition and preparation of our products, or the appropriateness or accuracy of our marketing or other communication practices; and

•	The scope and terms of insurance or indemnification protections that we may have.
A judgment significantly in excess of any applicable insurance coverage could materially adversely affect our financial condition or results of operations. Further, adverse publicity resulting from these claims may hurt our business.
We may not be able to adequately protect our intellectual property or adequately ensure that we are not infringing the intellectual property of others, which could harm the value of the McDonald’s brand and our business.
The success of our business depends on our continued ability to use our existing trademarks and service marks in order to increase brand awareness and further develop our branded products in both domestic and international markets. We rely on a combination of trademarks, copyrights, service marks, trade secrets, patents and other intellectual property rights to protect our brand and branded products. We also license our intellectual property to franchisees and other third parties and we cannot assure that they will not take actions that hurt the value of our intellectual property.
We have registered certain trademarks and have other trademark registrations pending in the United States and certain foreign jurisdictions. The trademarks that we currently use have not been registered in all of the countries outside of the United States in which we do business or may do business in the future and may never be registered in all of these countries. The steps we have taken to protect our intellectual property in the United States and foreign countries may not be adequate. In addition, the steps we have taken may not adequately ensure that we do not infringe the intellectual property of others and third parties may claim infringement by us in the future. In particular, we may be involved in intellectual property claims, including often aggressive or opportunistic attempts to enforce patents used in information technology systems, which might affect our operations and results. Any claim of infringement, whether or not it has merit, could be time-consuming, could result in costly litigation and could harm our business.
Changes in tax laws and unanticipated tax liabilities could adversely affect the taxes we pay and our profitability.
We are subject to income and other taxes in the United States and foreign jurisdictions, and our operations, plans and results are affected by tax and other initiatives around the world. In particular, we are affected by the impact of changes to tax laws or related authoritative interpretations, particularly if corporate tax reform becomes a key component of budgetary initiatives in the United States and elsewhere. We are also impacted by settlements of pending or any future adjustments proposed by the IRS or other taxing authorities in connection with our tax audits, all of which will depend on their timing, nature and scope. Any increases in income tax rates, changes in income tax laws or unfavorable resolution of tax matters could have a material adverse impact on our financial results.
Changes in accounting standards or the recognition of impairment or other charges may adversely affect our future operations and results.
New accounting standards or changes in financial reporting requirements, accounting principles or practices, including with respect to our critical accounting estimates, could adversely affect our future results. We may also be affected by the nature and timing of decisions about underperforming markets or assets, including decisions that result in impairment or other charges that reduce our earnings. In assessing the recoverability of our long-lived assets, we consider changes in economic conditions and make assumptions regarding estimated future cash flows and other factors. These estimates are highly subjective and can be significantly impacted by many factors such as global and local business and economic conditions, operating costs, inflation, competition, and consumer and demographic trends. If our estimates or underlying assumptions change in the future, we may be required to record impairment charges. If we experience any such changes, they could have a significant adverse effect on our reported results for the affected periods.
A decrease in our credit ratings or an increase in our funding costs could adversely affect our profitability.
We may be negatively affected by the impact of changes in our debt levels or our results of operations on our credit ratings, interest expense, availability of acceptable counterparties, ability to obtain funding on favorable terms or our operating or financial flexibility, especially if lenders impose new operating or financial covenants. In particular, our credit rating was lowered as a result of our decision to increase our leverage and the pace of returning cash to our shareholders.

Our operations may also be impacted by regulations affecting capital flows, financial markets or financial institutions, which can limit our ability to manage and deploy our liquidity or increase our funding costs. If any of these events were to occur, they could have a material adverse effect on our business and financial condition.
Trading volatility and price of our common stock may be adversely affected by many factors.
Many factors affect the volatility and price of our common stock in addition to our operating results and prospects. The most important of these factors, some of which are outside our control, are the following:

•	The continuing unpredictable global economic and market conditions;

•
Governmental action or inaction in light of key indicators of economic activity or events that can significantly influence financial markets, particularly in the United States which is the principal trading market for our common stock, and media reports and commentary about economic or other matters, even when the matter in question does not directly relate to our business;

•
Trading activity in our common stock or trading activity in derivative instruments with respect to our common stock or debt securities, which can be affected by market commentary (including commentary that may be unreliable or incomplete); unauthorized disclosures about our performance, plans or expectations about our business; our actual performance and creditworthiness; investor confidence generally; actions by shareholders and others seeking to influence our business strategies; portfolio transactions in our stock by significant shareholders; or trading activity that results from the ordinary course rebalancing of stock indices in which McDonald’s may be included, such as the S&P 500 Index and the Dow Jones Industrial Average;

•	The impact of our stock repurchase program or dividend rate; and

•
The impact on our results of corporate actions and market and third-party perceptions and assessments of such actions, such as those we may take from time to time as we review our corporate structure and strategies in light of business, legal and tax considerations.

Our results and prospects can be adversely affected by events such as severe weather conditions, natural disasters, hostilities and social unrest, among others.
Severe weather conditions, natural disasters, hostilities and social unrest, terrorist activities, health epidemics or pandemics (or expectations about them) can adversely affect consumer spending and confidence levels or other factors that affect our results and prospects, such as commodity costs. Our receipt of proceeds under any insurance we maintain with respect to certain of these risks may be delayed or the proceeds may be insufficient to offset our losses fully.